EXHIBIT 23.1

Consent of Independent Accountants

We hereby consent to the inclusion in this Amendment No. 2 of this Registration Statement on Form S-3 of Artisan Components, Inc. of our report dated October 22, 2002, except as to Note 17, which is as of February 19, 2003, relating to the financial statements of Artisan Components, Inc. We also consent to the reference to us under the heading Experts in this Registration Statement.

/s/    PRICEWATERHOUSECOOPERS LLP

San Jose, California

April 17, 2003